Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2017 (the “Effective Date”) by and between Amendia, Inc. (the “Company”) and Jason Blain (the “Executive”), and amends and restates in its entirety the Employment Agreement dated April 13, 2017 between the Company and the Executive (the “Prior Employment Agreement”).

WHEREAS, the Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as a senior executive of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties.

(a) Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as President and Chief Executive Officer of the Company and Spinal Elements, Inc, and will serve as a member of the Board of Directors (the “Board”) of KAMD Holdings, Inc. (“Parent”); provided, however, that if the Executive ceases to be employed as President and Chief Executive Officer, then the Executive will concurrently resign from the Board unless otherwise agreed in writing by the Board and the Executive. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b) The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and reasonable best efforts, as well as his business judgment, skill and knowledge, exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them. Notwithstanding the foregoing, the Executive may participate in or support civic, charitable and passive personal investment activities or business activities of immediate family members, provided that such activities do not, individually or in the aggregate, (i) interfere with the performance of the Executive’s duties and responsibilities under this Agreement or violate this Agreement or any other agreement by and between the Executive and the Company or any of its Affiliates or (ii) in any way relate to the spinal surgical industry.

(c) The Executive agrees that, while employed by the Company, the Executive will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates and subject to the Executive’s full performance of his obligations hereunder, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $425,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”), provided that the Board shall only reduce the Base Salary in connection with an across-the-board reduction that applies to similarly-situated executives of the Company.

(b) Bonus Compensation. The Executive will be eligible to earn a one-time bonus in the amount of $100,000 (the “Initial Performance Bonus”), which will be paid in a lump sum if the revenue from the sale of Products (as defined below) exceeds $41,000,000 for the period beginning on the first day of the first full calendar month following April 13, 2017 and ending at the conclusion of twelve (12) full calendar months following April 13, 2017 (the “Performance Period”), as determined by the Board in its reasonable discretion. “Products” means (i) any product being sold or marketed by Spinal Elements, Inc. as of the April 13, 2017; (ii) any product being developed by Spinal Elements, Inc. as of the April 13, 2017; or (iii) any derivatives, improvements or modifications of the products described in subparts (i) and (ii) above. Beginning with fiscal year 2018, for each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”) based on the Company’s achievement of its EBITDA target for such fiscal year (each, an “EBITDA Target”). The EBITDA Target and the Company’s level of achievement of EBITDA for each fiscal year will each be determined by the Board in its reasonable discretion. The Executive’s target bonus will be 50% of the Base Salary (the “Target Bonus”), with the actual amount of any such Annual Bonus to be determined by the Board in accordance with the bonus scale appended hereto as Exhibit A. Except as provided in Section 5(b) of this Agreement, in order to receive any Initial Performance Bonus or Annual Bonus hereunder, the Executive must be employed through the date that such Initial Performance Bonus or Annual Bonus is paid. For purposes of this Agreement in determining the Annual Bonus, EBITDA shall have the same definition as in the Company’s then current senior loan documents or, if there are no senior loan documents or if they do not contain a definition of “EBITDA,” then in the most recent senior loan documents that contain such a definition.

(c) Participation in Employee Benefit Plans. The Executive will be eligible to participate in all employee benefit plans of the Company from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance plan). Notwithstanding the foregoing, the Executive’s participation in any such plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d) Vacations. The Executive will be entitled to earn twenty-five (25) days of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(e) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. The Executive’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made in accordance with the Company’s policies and in any event not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f) Stock Options. On or promptly following the Effective Date, in addition to the stock option grant provided to the Executive pursuant to that certain Option Certificate by and between the Executive and Parent, dated April 12, 2017 and subject to approval by the Board, the Executive will receive a stock option grant to purchase 2,000,000 shares of common stock of Parent, with an exercise price equal to the fair market value of a share of common stock of Parent on the date of the grant (the “Option”) made pursuant to Parent’s 2016 Equity Incentive Plan (the “Plan”). The terms and conditions of the Option shall be as set forth in a separate stock option award agreement (the “Option Award”). The Option will be subject to the terms of the Plan, the Option Award, and any other applicable shareholder and/or option holder agreements and other reasonable and customary restrictions and limitations generally applicable to equity held by Parent executives or otherwise required by law.

(g) Rollover Shares. The Executive acknowledges he has been issued 962,395 shares of capital stock of Parent (the “Rollover Shares”) pursuant to that certain Stock Rollover Subscription Agreement by and between the Executive and Parent, dated April 13, 2017 (the “Subscription Agreement”). The Rollover Shares are subject to the terms of the Subscription Agreement, the Stockholders Agreement by and among Parent and the other parties thereto, dated as of April 29, 2016 and as amended from time to time (the “Stockholders Agreement”) and any applicable shareholder agreements and other reasonable and customary restrictions and limitations generally applicable to equity held by Parent executives or otherwise required by law.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Executive’s employment with the Company (and previously with Spinal Elements, Inc.), the Executive has learned and will learn of Confidential Information, and has developed and will develop

Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information that the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other reasonable acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. The Company agrees that, as of the Effective Date (and subject to the Executive’s agreement to be bound by the restrictions set forth hereunder), it will grant the Executive access to Confidential Information of the Company and its Affiliates

during the term of the Executive’s employment. In consideration of this access, the Executive’s employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, the Executive agrees that the following restrictions on his activities during and after his employment for the time period set forth herein are reasonable and necessary to protect the legitimate interests of the Company:

(i) While the Executive is employed by the Company, except for the benefit of the Company in connection with the Executive’s duties under this Agreement during the term of his employment hereunder, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any Restricted Business in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment (the “Restricted Area”) or undertake any planning for any Restricted Business within the Restricted Area. Specifically, but without limiting the foregoing, the Executive agrees not to work or provide services, in any capacity, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any Restricted Business.

(ii) While the Executive is employed by the Company, except for the benefit of the Company in connection with the Executive’s duties under this Agreement during the term of his employment hereunder, the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier, or other business partner of the Company or any of its Affiliates, including but not limited to any physician who has directly or indirectly procured any of the Company’s or any of its Affiliates’ products, to terminate or diminish its relationship with any of them or (b) seek to persuade any such customer, vendor, supplier, or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company or any of its Affiliates, including but not limited to any physician who has been solicited directly or indirectly to procure any of the Company’s or any of its Affiliates’ products, to conduct with anyone else any business or activity which such business partner or prospective business partner (A) conducts with the Company or any of its Affiliates or (B) could conduct with the Company or any of its Affiliates (other than, with respect to clause (B), any business or activity that is not directly or indirectly competitive with any business or activity conducted or under development by the Company or any of its Affiliates during the Executive’s employment).

(iii) While the Executive is employed by the Company, except for the benefit of the Company in connection with the Executive’s duties under this Agreement, the Executive will not, and will not assist any other Person to, hire or engage any employee of the Company or any of its Affiliates. While the Executive is employed by the Company and during the twenty-four (24)-month period immediately following termination of his employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), the Executive will not, and will not assist any other Person to, (a) solicit for hiring or engagement any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twenty-four (24)-month period immediately preceding the activity restricted by this Section 3(d)(iii).

(e) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, the Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in the second sentence of Section 3(d)(iii) hereof. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination: (i) the Executive’s intentional failure to perform (other than by reason of disability), or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company or any of its Affiliates hereunder; (ii) the Executive’s material breach of this Agreement or any other material written agreement between the Executive and the Company or any of its Affiliates; or (iii) the Executive’s (A) commission of a felony or (B) theft, embezzlement or fraudulent misconduct with results in material damage to the Company or any of its Affiliates; provided that in the case of clauses (i) and (ii) of this Section 4(a), the Executive shall, if the circumstances comprising the alleged Cause are capable of being cured, be entitled to written notice from the Company upon the first occurrence of such circumstances comprising the alleged Cause (which notice shall include a description of the circumstances comprising the alleged Cause) and the ability to cure such circumstances within thirty (30) days from such written notice.

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by (i) providing written notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the date that the Executive became aware that such condition occurred; (ii) providing the Company a period of thirty (30) days to remedy the condition so specified in the notice; and (iii) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination: (A) a material diminution in the scope of the Executive’s duties and authority hereunder; (B) a material breach by the Company of any provision of this Agreement; (C) the Company requiring the Executive to relocate outside of a twenty-five (25)-mile radius of his primary work location as of the Effective Date; or (D) any reduction in the Base Salary (other than an across-the-board reduction that applies to similarly-situated executives of the Company).

(d) By the Executive without Good Reason. The Executive may terminate his employment at any time without Good Reason upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of any ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or his guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates; provided the Executive submits all expenses and supporting documentation required within thirty (30) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination (or such shorter period required by law).

(b) Severance Payments. In the event of any termination of the Executive’s employment by the Company pursuant to Section 4(b) above or by the Executive pursuant to Section 4(c) above, the Company will pay to the Executive, in addition to Final Compensation, an amount equal to the sum of (i) the Base Salary and (ii) the Target Bonus, over a period of twelve (12) months following the date that the Executive’s employment terminates (the “Severance Payments”).

(c) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments is conditioned on the Executive’s signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date that the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in substantially equal installments in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

(d) Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to provide the Severance Payments to the Executive, and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued full performance of his obligations under Section 3 hereof that survive termination of his employment, the Stockholders Agreement, the Agreement and Plan of Merger by and among KAMD Holdings, Inc. (“Parent”), KAMD Merger Sub, Inc., Spinal Elements, Inc. and the other parties thereto, dated as of April 13, 2017 (the “Merger Agreement”), the Restrictive Covenant Agreement by and among the Executive, Parent and the other parties thereto, dated as of April 13, 2017 (the “Restrictive Covenant Agreement”), the Omnibus Amendment to Royalty Agreement and Right of First Refusal Agreement by and among the Executive, the Company and Spinal Elements, Inc., dated as of April 13, 2017 (the “Royalty Agreement Amendment”) and each of the agreements referenced in the Royalty Agreement Amendment (all of the foregoing, the “Continuing Obligations”). In addition, the Executive’s right to receive and retain payments or benefits under any of the agreements referenced in the Royalty Agreement Amendment, as amended by the Royalty Agreement Amendment, is conditioned upon his continued full performance of the Continuing Obligations. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, the Plan, the Option Award, the Stockholders Agreement, the Restrictive Covenant Agreement, the Royalty Agreement Amendment and any of the agreements referenced in the Royalty Agreement Amendment.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time that the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information (i) that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or (ii) was in the public domain prior to its disclosure to the Executive or the Company.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment with the Company (and previously with Spinal Elements, Inc.), that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property will not include any Invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit B to this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Restricted Business” means (i) the development, manufacture, marketing and/or sale of medical implants, biologics or related products for use in spinal surgical procedures or (ii) any other spinal surgical-related business that is conducted or in active planning to be conducted at any time during the Executive’s employment.

8. Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any information that to the Executive’s knowledge is confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including without limitation the Prior Employment Agreement. For the avoidance of doubt, the Executive hereby waives any claim that he (or any person claiming through or on behalf of him) may have to assert Good Reason under the Prior Employment Agreement, and the Executive agrees that he will not (and no person claiming through or on behalf of him will) seek to assert such a claim. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. Notwithstanding the foregoing, this Agreement shall not supersede any effective assignment of intellectual property rights by the Executive to the Company or any of its Affiliates under the Prior Employment Agreement or to Spinal Elements, Inc. or any of its affiliates pursuant to applicable law or any prior agreement by and between the Executive and Spinal Elements, Inc. or any of its affiliates, or constitute a waiver by the Company or any of its Affiliates of any rights they have or may have under the Prior Employment Agreement or any such other prior agreement with respect to confidentiality, intellectual property and similar obligations imposed upon the Executive. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts delivered in .PDF by electronic mail or other electronic means shall be treated as originals for all purposes. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. For the avoidance of doubt, nothing contained herein will limit or supersede the Executive’s obligations under the Plan, the Option Award, the Stockholders Agreement, the Merger Agreement, the Restrictive Covenant Agreement, the Royalty Agreement Amendment or any of the agreements referenced in the Royalty Agreement Amendment.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

14. Certain Matters of Construction. In addition to the definitions referred to or set forth below in Section 7 hereof; (i) the words “hereof,” “herein,”, “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof; (ii) the word “including” shall mean including, without limitation; (iii) definitions in Section 7 hereof shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and (iv) the masculine, feminine and neuter genders shall each include the other.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Jason Blain	By:	/s/ Christopher W. Anderson
Jason Blain		Name: Christopher W. Anderson
Title: Vice President